Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

April 11, 2008

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of twelve cents ($0.12) per Unit of Beneficial Interest payable on May 20, 2008 to Mesabi Trust Unitholders of record at the close of business on April 30, 2008.  This compares to a distribution of four and one-half cents ($0.045) per Unit for the same period last year.

The increase in the distribution of seven and one-half cents ($0.075) per Unit as compared to the same quarter in 2007 is due to higher shipments of iron ore pellets during the first calendar quarter of 2008.  During the first quarter 2008, the Trust was credited with total shipments of 493,695 gross tons of iron ore pellets.  During the first calendar quarter of 2007, only a minimum advance royalty was received by Mesabi Trust because no shipments were made during that period.

The Trust receives royalties based on the volume of shipments and the selling prices of iron ore pellets shipped by Northshore Mining Company (“Northshore”), the lessee/operator of the Mesabi Trust lands.  Iron ore pellet prices realized by Northshore with respect to pellets shipped from Mesabi Trust lands during the first calendar quarter 2008 were, on average, basically unchanged from the pellet prices credited to the Trust in the fourth quarter of 2007. Because there were no shipments of iron ore pellets in the first quarter of 2007, pricing information from that period is not available.

The total royalty payment expected to be received by Mesabi Trust on April 30, 2008 is $1,666,214 (which includes the fee royalty expected to be received by the Mesabi Land Trust).   With respect to shipments of iron ore during the first calendar quarter of 2008, Mesabi Trust was credited with a base royalty of $753,668 and a bonus royalty of $904,378.  These base royalty and bonus royalty amounts were decreased by an aggregate of $111,825, representing net price adjustments for prior periods. These pricing adjustments resulted primarily from changes in the prices of iron ore pellets shipped under supply agreements between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”).

As previously disclosed by Mesabi Trust, the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.

As described above, the royalty payment attributable to the first calendar quarter of 2008 (and thus the distribution announced today) was decreased as a result of negative adjustments to royalty payments previously received by Mesabi Trust due to changes in the estimated selling prices of iron ore pellets under the CCI Pellet Agreements and Northshore’s previous estimate of shipments attributed to Mesabi Trust.  Royalty payments received by the Trust in 2006, 2007 and 2008 continue to reflect estimated prices for shipments of iron ore products that may be subject to further adjustment (upward or downward) in accordance with the CCI Pellet Agreements.  CCI has not provided the Mesabi Trustees with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although CCI did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under CCI Pellet Agreements that are subject to change.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands. The volume of actual shipments of iron ore products in any particular quarter is not necessarily indicative of the level of shipments in subsequent quarters. Northshore has not provided the Mesabi Trustees with a forecast of the volume of shipments of iron ore pellets in 2008.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments by Northshore in 2008, royalty (including bonus royalty) amounts and adjustments to pricing, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in CCI Pellet Agreements resulting in adjustments to royalties payable to the Trust or other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749